Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Investment Committee

Team, Inc. Salary Deferral Plan and Trust:

We consent to the incorporation by reference in the registration statement (No. 333-74062) on Form S-8 of Team, Inc. of our report dated July 1, 2013, with respect to the statement of net assets available for benefits of the Team, Inc. Salary Deferral Plan and Trust as of December 31, 2012, which report appears in the December 31, 2013 annual report for Form 11-K of the Team, Inc. Salary Deferral Plan and Trust.

(signed) KPMG LLP

Houston, Texas

June 6, 2014